EXHIBIT 99

                                            Unocal
                                            2141 Rosecrans Avenue, Suite 4000
                                            El Segundo, California 90245

                                            [UNOCAL LOGO]

                                            NEWS RELEASE

                                            Contact:   Barry Lane (Media)
                                                       310-726-7731
                                                       Robert Wright (Investors)
                                                       310-726-7665

           Unocal announces action to reduce debt and other financings

       El Segundo, Calif., June 27, 2003 - Unocal Corporation (NYSE: UCL) today said it has agreed to acquire the outstanding limited partner interest in Spirit Energy 76 Development, L.P., a consolidated limited partnership that holds interests in certain oil and gas producing properties in the U.S. Gulf of Mexico region.
       Unocal will pay the limited partner $252 million in exchange for the partnership interest that has been reflected as minority interest on Unocal's balance sheet. The transaction is expected to be completed in the next 30 days.
       The acquisition is part of the recently announced Unocal program to use the company's available cash to prepay debt and other financings. In addition, many of the oil and gas producing properties in which Spirit LP holds interests are part of the asset divestiture program that was also announced recently.
       Without the acquisition, a new accounting rule, FASB Interpretation No. 46, would have required Unocal to reclassify essentially all of the limited partner's investment to long-term debt on the company's balance sheet in the third quarter 2003. The minority interest on Unocal's consolidated balance sheet related to Spirit LP was $251 million at March 31, 2003.
       Spirit LP was formed in 1999 when the company contributed fixed-price overriding royalty interests from its working interest shares in certain Gulf of Mexico oil and gas producing properties to the limited partnership. In exchange, the company received an initial 55-percent general partnership interest in Spirit LP. The unaffiliated investor contributed $250 million in cash to the partnership in exchange for an initial 45-percent limited partnership interest. About Unocal Corporation
       Unocal is one of the world's leading independent natural gas and crude oil exploration and production companies. The company's principal oil and gas activities are in North America and Asia.

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This news release contains certain forward-looking statements about future business transactions. These statements are not guarantees of future performance. The statements are based upon Unocal's current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Actual results could differ materially as a result of factors discussed in Unocal's 2002 Form 10-K and other reports filed with the U.S. Securities and Exchange Commission (SEC File No. 1-8483). U.S. investors are urged to consider closely the disclosure in Unocal's 2002 Form 10-K. Unocal undertakes no obligation to update the information in this news release.

Copies of the Unocal's SEC filings are available from the company by calling 800-252-2233. The reports are also available on the Unocal web site, www.unocal.com. You can also obtain this form from the SEC by calling 800-SEC-0330.

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